EXHIBIT 10.43

                               SEVERANCE AGREEMENT

         THIS AGREEMENT (this "Agreement") is made and entered into this 4th day of February, 2005, by and between NATIONAL SECURITIES CORPORATION, a Washington corporation ("National"), and Michael A. Bresner, an individual ("Mr. Bresner"), based on the following:

                                    RECITALS

         A. Mr. Bresner has served as the President of National, and his indicated his intention to resign effective as of the close of business February 4, 2005.

         B. National and Mr. Bresner have agreed to severance terms in connection with his resignation and this Agreement is intended to document the parties agreement in that regard.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth and the benefit to the parties to be derived therefrom, it is hereby agreed as follows:

         1. Severance. In connection with the resignation and termination of Mr. Bresner's employment and position with National, National shall:

                           (i) make monthly severance payment to Mr. Bresner of
                  six thousand two hundred and fifty dollars ($6,250) commencing on the 1st day of March, 2005, and continuing each successive month for 12 months, with the last payment due on February 1, 2006, so that Mr. Bresner receives a total of $75,000, without interest; and

                           (ii) provide medical insurance coverage for Mr.
                  Bresner through April 30, 2005.

         2. Warrants from Investment Banking Activities. Mr. Bresner has been and remains entitled to receive distributions of warrants and restricted stock held from the inventory of such securities held by National as of December 31, 2004 and presented Schedule "A" attached hereto and incorporated herein (the "Securities"). The timing and substance (i.e., cash or in-kind) of any liquidations and/or distributions of the Securities has been and remains wholly subject to National's discretion. The parties agree that, if any of the Securities or the proceeds therefrom are ever distributed by National to members of its management, then Mr. Bresner will receive at least 10% of any such distribution.

         3. Termination and Resignation. Mr. Bresner's resignation as President of National is effective as of the close of business on February 4, 2005.

         4. Confidentiality. Other than as it deems necessary or advisable to further compliance with the terms of paragraph 7, below, Mr. Bresner agrees to keep the facts of and terms of this Agreement confidential, except (i) as required by law; and (ii) Mr. Bresner may disclose the substance of this Agreement to his spouse, counsel and financial advisor. Mr. Bresner also agrees to refrain from making derogatory or disparaging statements about National and its current and past officers, directors and employees, or making such statements as may serve to undermine National's image to the public. Other than as it deems necessary or advisable to further compliance with the terms of paragraph 7, below, National agrees to keep the facts of and terms of this Agreement confidential, except as required by law, and further agrees that it will refrain from making derogatory or disparaging statements about Mr. Bresner, Mr. Bresner's conduct and performance while employed by National or making such statements as may serve to undermine Mr. Bresner's professional image.

         5. Release and Indemnification.

         5.1 Release and Indemnification by Mr. Bresner. Mr. Bresner, on behalf of himself, his heirs, executors, administrators, agents, successors, assigns and all affiliated persons or entities, both past and present, waives, discharges, and releases all claims against National, its shareholders, directors, officers, agents and employees ("the Releasees"). Mr. Bresner understands and agrees that this release extends to all claims arising before signing this release of every nature and kind whatsoever, whether known or unknown by Mr. Bresner. Mr. Bresner agrees to indemnify and hold National and its shareholders, directors, officers, agents and employees harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of his breach of this Agreement.

         5.2 Release and Indemnification by National. National, its subsidiaries, parents and affiliated entities, waives, discharges, and releases all claims against Mr. Bresner; provided that, such release shall not include any criminal conduct by Mr. Bresner, or any conduct involving willful or intentional harm to National. National understands and agrees that this release extends to all claims arising before signing this release of every nature and kind whatsoever, whether known or unknown by National, except as specifically set forth above. National shall indemnify and hold Mr. Bresner harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of claims raised against him by third parties, including but not limited to securities regulators and present or former customers of National, or arising out of National's breach of this Agreement.

         6. Further Agreements. In addition to the waivers and releases contained in Section 5 above, Mr. Bresner further agrees:

         6.1 Mr. Bresner also specifically releases the Releasees from any and all liabilities, claims, causes of action, demands for damages or remedies of any kind or character, including claims for attorneys' fees and legal costs, that arise under or from the Age Discrimination in Employment Act of 1967, as amended, and that are related to or arise out of his employment or termination of his employment with National, up to and including the date of this Agreement.

         6.2 Mr. Bresner understands and acknowledges that by this Agreement he does not waive any rights or claims relating to age discrimination that may arise after the date of his termination.

         6.3 Mr. Bresner is advised to consult with an attorney regarding this Agreement prior to agreeing to and signing it.

         6.4 Mr. Bresner acknowledges that, prior to signing this Agreement, he has forty-five (45) days from the date of his receipt of this Agreement within which to consider it, and to consult with an attorney of his choice regarding it. Should he nevertheless elect to execute this Agreement sooner than 45 days after he has received it, he specifically and voluntarily waives the right to claim or allege that he has not been allowed by National or by any circumstances beyond his control to consider this Agreement for a full 45 days.

         6.5 Mr. Bresner acknowledges and agrees that this Agreement will not become effective or enforceable until after seven days from the date it is signed by him (the "Effective Date"). During that seven-day period, Mr. Bresner understands and agrees that he may revoke this Agreement by delivering written notice of his revocation to National's Chief Executive Officer.

         6.6 Mr. Bresner acknowledges that he has read this Agreement and that the language and meaning of this Agreement are sufficiently clear and that he has understood it.

         7. Noncompetition. Mr. Bresner covenants and agrees that during the term beginning on the date he executes this Agreement, and continuing for twelve months thereafter, Mr. Bresner shall not, directly or indirectly recruit, solicit or otherwise induce any customer, officer, employee or contractor of the Company to discontinue such relationship with the Company. Executive shall forever hold in confidence and shall not disclose to anyone, or use or otherwise exploit for his own benefit or the benefit of any person or entity, any confidential or proprietary information of the Company, including, without limitation, customer and vendor lists, financial statements and information, personal information regarding those associated with the Company, trade secrets or marketing arrangements and plans, unless directed to do so by order of any court. Mr. Bresner expressly agrees that breach of any provision of this paragraph 7 would cause irreparable injury, and that National may obtain, in addition to any other relief to which it may be entitled, an injunction to prevent any act in violation of this paragraph 7.

         8. No Admission. Mr. Bresner expressly agrees and acknowledges that this Agreement cannot be construed as an admission of or evidence of wrongdoing with respect to the termination of Mr. Bresner, nor is it an admission of or evidence that Mr. Bresner or any employee of National is other than an at-will employee.

         9. No Assignment. Mr. Bresner represents and warrants that there has been no assignment or other transfer of any claims he has or may have as against National.

         10. Arbitration. All disputes under this Agreement (other than a request for temporary injunctive relief brought pursuant to paragraph 6, above) shall be resolved by final and binding arbitration, before and in accordance with the rules of NASD Dispute Resolution, and judgment upon the award rendered may be entered in any court having jurisdiction.

         11. Survival. The representations and warranties of the respective parties set forth herein shall survive the date of closing, the consummation of the transactions contemplated in this Agreement, and the payments contemplated herein.

         12. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the state of Washington.

         13. Entire Agreement. This Agreement is the only agreement or understanding between parties, and supersedes and is controlling over any and all prior existing agreements or communications between the parties concerning employment, compensation, confidential or proprietary information and Mr. Bresner's covenant not to compete. All negotiations, commitments, and understandings acceptable to both parties have been incorporated in this Agreement.

         14. Severability. If any provision of this Agreement or the application of such provisions to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby.

         15. Attorneys' Fees. If any suit, action, or proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

         16. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         17. No Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, in law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation of the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

         18. Expenses. Each of the parties shall bear its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated hereby.

         19. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give, or be construed to give, any other person any legal or equitable rights hereunder.

         20. Amendment. This Agreement may not be amended except as mutually agreed to in writing by the parties.

IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

                                 NATIONAL SECURITIES CORPORATION


  /s/ Michael A. Bresner         By: /s/ Mark Goldwasser
  ----------------------             ----------------------------------------
  Michael A. Bresner                 Mark Goldwasser, Chief Executive Officer